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                                                                     EXHIBIT 5.1

                    [Letterhead of Preston Gates & Ellis LLP]

                                  July 23, 1997



SeaMED Corporation
14500 Northeast 87th Street
Redmond, Washington 98052-3431

      Re:   Registration Statement on Form S-8 of SeaMED Corporation;
            1997 SeaMED Corporation Employee Nonqualified Stock Option Plan

Ladies and Gentlemen:

      We have acted as counsel to SeaMED Corporation (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of 25,000 shares (the "Shares") of Common Stock, no par value per share, of the Company issuable under the Company's 1997 Stock Option Plan. In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, minutes of appropriate meetings, a copy of the Plan and such other matters we deemed appropriate.

      Based on that review, it is our opinion that the Shares will be, when sold pursuant to the terms contemplated by the Registration Statement, validly issued, fully paid and non-assessable under the Washington Business Corporation Act.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.


                                    Very truly yours,

                                    PRESTON GATES & ELLIS LLP

                                    /s/ Mark R. Beatty

                                    By
                                        Mark R. Beatty